UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8‑K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 1, 2013

Education Realty Trust, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	001-32417	201352180
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

999 South Shady Grove Road, Suite 600 Memphis, Tennessee	38120
(Address of Principal Executive Offices)	(Zip Code)

901-259-2500

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective January 1, 2013, Education Realty Trust, Inc. (the “Company”) entered into an amended and restated executive employment agreement (the “Amended and Restated Employment Agreement”) with Thomas Trubiana, the Company’s Executive Vice President and Chief Investment Officer, that amends and supersedes the existing employment agreement between the Company and Mr. Trubiana (the “Prior Agreement”). The Amended and Restated Employment Agreement (i) provides for a new three year term beginning January 1, 2013 and (ii) revises the payment obligation of the Company after a “Change of Control” (as defined in the Amended and Restated Employment Agreement) such that if the Company terminates Mr. Trubiana’s employment “Without Cause” or Mr. Trubiana resigns for “Good Reason” (each as defined in the Amended and Restated Employment Agreement), the Company would be obligated to pay Mr. Trubiana a separation payment equal to two point ninety-nine times (2.99x) the sum of (a) Mr. Trubiana’s then current base salary, and (b) Mr. Trubiana’s average bonus for the two year period prior to the Change of Control, rather than two times (2x) the sum of (a) and (b) as specified in the Prior Agreement. All other terms of the Amended and Restated Employment Agreement are unchanged from the Prior Agreement.

The foregoing description of the Amended and Restated Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement, which is filed herewith as Exhibit 10.1 to this Current Report on Form 8-K and which is incorporated by reference herein.

Item 9.01.    Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Amended and Restated Executive Employment Agreement by and between Education Realty Trust, Inc. and Thomas Trubiana dated January 1, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EDUCATION REALTY TRUST, INC.

Date: January 2, 2013	By:	/s/ Randall H. Brown
Randall H. Brown Executive Vice President, Chief Financial Officer, Treasurer and Secretary